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EXHIBIT 23.6

Consent of Independent Public Accounting Firm

Ashford Hospitality Prime, Inc. and Subsidiaries
Dallas, Texas

        We consent to the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of Ashford Hospitality Prime, Inc. of our report dated March 16, 2017, on our audit of the financial statements of Hotel Yountville, LLC as of and for the years ended September 30, 2016 and 2015, which report is included in the Ashford Hospitality Prime, Inc. Current Report on Form 8-K/A filed with the Securities and Exchange Commission on July 17, 2017. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement.

/s/ GREEN & GREEN CPAS, Inc.

Green & Green CPAs
Valencia, California

March 19, 2018

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  EXHIBIT 23.6
Consent of Independent Public Accounting Firm